Exhibit 3
UNITED MEXICAN STATES
Supplemental Sub-Authorization Certificate
          This Supplemental Sub-Authorization Certificate hereby supplements the Authorization Certificate dated as of December 1, 2003 and the Sub-Authorization Certificate dated as of January 8, 2007 (the “Sub-Authorization Certificate”), executed and delivered on behalf of the United Mexican States (“Mexico”) pursuant to Section 1(b) of the Fiscal Agency Agreement dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto, dated as of March 3, 2003 (the “Fiscal Agency Agreement”) between Mexico and Citibank, N.A. establishing under the Fiscal Agency Agreement a Series of Securities designated as Global Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue, and authorizing the issuance by Mexico of its U.S. dollar denominated 6.75% Global Notes due 2034 (the “Reopened Notes”). The Reopened Notes have the terms set forth in the Sub-Authorization Certificate attached hereto as Annex A.
          I, Gerardo Rodríguez Regordosa, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of Mexico, hereby certify that the principal amount of the Reopened Notes shall be [•] United States of America dollars ($[•]).
          This Supplemental Sub-Authorization Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, except with respect to its authorization and execution by Mexico, which shall be governed by the laws of Mexico.
          IN WITNESS WHEREOF, the undersigned has hereunto executed this Sub-Authorization Certificate as of the [•]th day of [•], 2007.

Gerardo Rodríguez Regordosa
Deputy Undersecretary for Public Credit of the
Ministry of Finance and Public Credit of the United
Mexican States

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